Press Release	Exhibit 99.1

EagleBulk Shipping Inc. Reports Third Quarter 2009 Results

NEW YORK, NY, November 4, 2009 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the third quarter of 2009.

Third quarter 2009 highlights included:

•
Net Income, as adjusted for one-time, non-cash charge relating to the amendment to the Company's credit facility, of $3.9 million or $0.06 per share (based on a weighted average of 62.0 million shares).  Net Income for the quarter without this adjustment was $0.5 million or $0.01 per share.

•	Net Revenues were $41.6 million;
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $25.0 million;
•	Fleet utilization rate for the third quarter was 99.7%.
•	Four vessels in the fleet were chartered on rates that are tied to the Baltic Supramax Index ("BSI")

Subsequent to the close of the third quarter, Eagle Bulk successfully took delivery of the Bittern, a 58,000 dwt Supramax dry bulk vessel. The vessel immediately entered service into a previously contracted ten year time charter. The charter rate through December 2014 is $18,850 per day; thereafter the contract converts to a profit-sharing charter with a base rate of $18,000 per day. In aggregate, the Bittern is expected to contribute approximately $62 million in minimum contracted revenue.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "Eagle Bulk's third quarter performance highlights steady cash flow and continued solid operating performance, with a utilization rate of 99.7%. During the quarter, we opportunistically sought to balance our fixed-rate charters with four index-based charters that are performing well. Looking forward, charter coverage of 63% for 2010 will ensure revenue stability with upside potential, while newbuild deliveries increase EBITDA."

Mr. Zoullas continued, "Our fleet expanded with the delivery of the Bittern, a Supramax newbuilding, which commenced a long-term time charter. By the end of the first quarter 2010, Eagle Bulk's fleet expansion will accelerate as the Company takes delivery of seven vessels. Of these, two are open and five have charters in place, representing minimum contracted revenues of $259 million."

Results of Operations for the three month period ended September 30, 2009

For the third quarter of 2009, the Company reported net income of $512,261 or $0.01 per share, based on a weighted average of 61,986,752 diluted shares outstanding. In the comparable third quarter of 2008, the Company reported net income of $23,221,617 or $0.49 per share, based on a weighted average of 47,066,254 diluted shares outstanding. Net income declined due to lower charter rates on some of the Company's vessels.

All of the Company's revenues were earned from time charters. Gross time charter revenues in the quarter ended September 30, 2009 were $43,688,025 compared to $54,169,749 recorded in the comparable quarter in 2008. Gross revenues declined due to prevailing market conditions. Vessels with legacy time charters saw lower rates upon charter renewals. Third party brokerage commissions incurred on those gross revenues were $2,136,220 and $2,616,517, respectively. Net revenues during the quarter ended September 30, 2009, were $41,551,805 compared to $51,553,232 in the quarter ended September 30, 2008.

Total operating expenses were $30,428,069 in the quarter ended September 30, 2009 compared to $25,002,973 recorded in the third quarter of 2008. The increase was due to operation of a larger fleet, increases in vessel crew and insurance costs, general and administrative expenses, and vessel depreciation and dry-dock amortization expenses.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, decreased by  36% to $24,984,274 for the third quarter of 2009, from $38,858,408 for the third quarter of 2008. (Please see below for a reconciliation of EBITDA to net income).

Results of Operations for the nine month period ended September 30, 2009

For the nine months ended September 30, 2009, the Company reported net income of $31,096,577 or $0.58 per share, based on a weighted average of 53,831,913 diluted shares outstanding. In the comparable period of 2008, the Company reported net income of $52,473,557 or $1.11 per share, based on a weighted average of 47,062,811 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross time charter revenues for the nine month period ended September 30, 2009 were $158,243,472, an increase of 20% from $131,951,183 recorded in the comparable period in 2008, primarily due to the operation of a larger fleet. Brokerage commissions incurred on those gross revenues were $7,692,663 and $6,488,735, respectively. Net revenues during the nine-month period ended September 30, 2009, increased 20% to $150,550,809 from $125,462,448 in the comparable period in 2008.

Total operating expenses were $95,611,450 in the nine month period ended September 30, 2009 compared to $65,129,826 recorded in the same period of 2008. The increase was due to operation of a larger fleet, increases in vessel crew and insurance costs, general and administrative expenses, and vessel depreciation expenses.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, was $96,049,461 for the nine months ended September 30, 2009, compared to $94,208,782 for the same period in 2008. (Please see below for a reconciliation of EBITDA to net income).

Liquidity and Capital Resources

Net cash provided by operating activities during the nine month periods ended September 30, 2009 and 2008, was $80,594,642 and $81,593,271, respectively, primarily related to operation of a larger fleet and higher rates on legacy time charters, net of lower rates on charter renewals.

Net cash used in investing activities during the nine month period ended September 30, 2009, was $145,857,288, compared to $273,887,573 during the corresponding nine month period ended September 30, 2008. Investing activities primarily related to progress payments and related construction expenses for the newbuilding vessels.

Net cash provided by financing activities during the nine month period ended September 30, 2009, was $138,598,251, compared to net cash provided by financing activities of $72,374,980 during the corresponding period in 2008. Financing activities during the nine month period ended September 30, 2009 included receipt of $97,291,046 in net proceeds from the distribution of common shares of the Company, gross borrowings of $95,770,000 from the revolving credit facility, and loan repayments of $48,645,523 to lenders under the terms of the amended debt agreement which went into effect during third quarter.

As of September 30, 2009, the Company's cash balance was $82,544,467, compared to a cash balance of $9,208,862 at December 31, 2008. In addition, $12,500,000 in cash deposits are maintained with the Company's lender for loan compliance purposes and this amount is recorded in Restricted Cash in the financial statements as of September 30, 2009.

At September 30, 2009, the Company had outstanding debt of $836,725,880 which was borrowed under its revolving credit facility. These borrowings consisted of $416,233,690 for the 25 vessels in operation as of September 30, 2009, and $420,492,190 in progress payments and advances to fund the Company's 22 vessel newbuilding construction program. In August 2009, the Company successfully amended its revolving credit facility on terms that will provide the Company with enhanced financial flexibility. The non-amortizing revolving credit facility has been amended from $1.35 billion to $1.2 billion with maturity in July 2014, and the Company will use half the net proceeds from any equity issuance to repay debt and reduce the facility. The Company will continue to draw on the facility to fund its newbuilding commitments, and this agreement further supports the funding for the remainder of its newbuilding program. In connection with this amendment the Company recorded a one-time non-cash charge of $3,383,289 relating to the write-off of a portion of deferred finance costs associated with the reduction of the credit facility.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Income	$512,261	$23,221,617	$31,096,577	$52,473,557
Interest Expense	7,294,151	3,714,458	20,596,321	10,513,928
Depreciation and Amortization	11,094,238	8,991,877	32,328,402	23,718,898
Amortization of fair value below contract value of time charters acquired	(645,098)	(264,053)	(1,942,278)	(264,053)
EBITDA	18,255,552	35,663,899	82,079,022	86,442,330
Adjustments for Exceptional Items:
Write-off of Financing Fees	3,383,289	—	3,383,289	—
Non-cash Compensation Expense	3,345,433	3,194,509	10,587,150	7,766,452
Credit Agreement EBITDA	$24,984,274	$38,858,408	$96,049,461	$94,208,782

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:
	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenues, net of Commissions	$41,551,805	$51,553,232	$150,550,809	$125,462,448

Vessel Expenses	11,493,889	9,344,348	37,498,893	24,932,088
Depreciation and Amortization	11,094,238	8,991,877	32,328,402	23,718,898

General and Administrative Expenses	7,839,942	6,666,748	25,784,155	16,478,840
Total Operating Expenses	30,428,069	25,002,973	95,611,450	65,129,826

Operating Income	11,123,736	26,550,259	54,939,359	60,332,622

Interest Expense	7,294,151	3,714,458	20,596,321	10,513,928
Interest Income	(65,965)	(385,816)	(136,828)	(2,654,863)
Write-off of Deferred Financing Costs	3,383,289	—	3,383,289	—
Net Interest Expense	10,611,475	3,328,642	23,842,782	7,859,065

Net Income	$512,261	$23,221,617	$31,096,577	$52,473,557

Weighted Average Shares Outstanding :
Basic	61,976,794	46,770,486	53,808,348	46,762,092
Diluted	61,986,752	47,066,254	53,831,913	47,062,811

Per Share Amounts:
Basic Net Income	$0.01	$0.50	$0.58	$1.12
Diluted Net Income	$0.01	$0.49	$0.58	$1.11
Cash Dividends Declared and Paid	—	$0.50	—	$1.50

Fleet Operating Data
Number of Vessels in Operating fleet	25	21	25	21
Fleet Ownership Days	2,300	1,866	6,713	5,160
Fleet Available Days	2,271	1,862	6,657	5,117
Fleet Operating Days	2,264	1,845	6,634	5,094
Fleet Utilization Days	99.7%	99.1%	99.7%	99.6%

CONSOLIDATED BALANCE SHEETS:
	September 30, 2009	December 31, 2008
ASSETS:	(Unaudited)
Current assets:
Cash and cash equivalents	$82,544,467	$9,208,862
Accounts receivable	5,825,416	4,357,837
Prepaid expenses	5,348,972	3,297,801
Total current assets	93,718,855	16,864,500
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $114,516,274 and $84,113,047, respectively	919,565,338	874,674,636
Advances for vessel construction	483,414,622	411,063,011
Other fixed assets, net of accumulated amortization of $25,755 and $4,556, respectively	283,895	219,245
Restricted cash	12,776,056	11,776,056

Deferred drydock costs	4,805,679	3,737,386
Deferred financing costs	22,012,037	24,270,060
Fair value above contract value of time charters acquired	4,531,115	4,531,115
Fair value of derivative instruments	5,984,686	15,039,535
Total noncurrent assets	1,453,373,428	1,345,311,044
Total assets	$1,547,092,283	$1,362,175,544
LIABILITIES & STOCKHOLDERS' EQUITY Current liabilities:
Accounts payable	$1,402,289	$2,037,060
Accrued interest	7,717,705	7,523,057
Other accrued liabilities	10,473,346	3,021,975
Deferred revenue and fair value below contract value of time charters acquired	8,570,051	2,863,184
Unearned charter hire revenue	5,754,126	5,958,833
Total current liabilities	33,917,517	21,404,109
Noncurrent liabilities:
Long-term debt	836,725,880	789,601,403
Fair value below contract value of time charters acquired	25,050,597	29,205,196
Fair value of derivative instruments	41,365,655	50,538,060
Total noncurrent liabilities	903,142,132	869,344,659
Total liabilities	937,059,649	890,748,768
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 61,986,777 and 47,031,300 shares issued and outstanding	619,868	470,313
Additional paid-in capital	721,483,816	614,241,646
Retained earnings (net of dividends declared of $262,188,388)	(76,690,081)	(107,786,658)
Accumulated other comprehensive loss	(35,380,969)	(35,498,525)
Total stockholders' equity	610,032,634	471,426,776
Total liabilities and stockholders' equity	$1,547,092,283	$1,362,175,544

_______________________

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Cash flows from operating activities:
Net income	$31,096,577	$52,473,557
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation and amortization	30,424,426	21,816,618
Amortization of deferred drydocking costs	1,903,976	1,902,280
Amortization of deferred financing costs	881,728	185,508
Amortization of fair value below contract value of time charter acquired	(1,942,278)	(264,053)
Write-off of Deferred Financing Costs	3,383,289	—
Non-cash compensation expense	10,587,150	7,766,452
Changes in operating assets and liabilities:
Accounts receivable	(1,467,579)	(489,213)
Prepaid expenses	(2,051,171)	(2,409,563)
Accounts payable	(634,771)	(3,288,849)
Accrued interest	644,354	573,342
Accrued expenses	7,025,387	1,056,589
Drydocking expenditures	(2,546,285)	(1,701,042)
Deferred revenue	3,494,546	—
Unearned charter hire revenue	(204,707)	3,971,645

Net cash provided by operating activities	80,594,642	81,593,271

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(145,771,439)	(273,766,850)
Purchase of other assets	(85,849)	(120,723)

Net cash used in investing activities	(145,857,288)	(273,887,573)

Cash flows from financing activities:
Issuance of Common Stock	99,999,997	—
Proceeds from exercise of stock options	—	237,327
Equity issuance costs	(2,708,951)	—
Bank borrowings	95,770,000	144,724,967
Repayment of bank debt	(48,645,523)	—
Changes in restricted cash	(1,000,000)	(1,651,440)
Deferred financing costs	(4,330,801)	(786,811)
Cash used to settle net share equity awards	(486,471)	—
Cash dividends	—	(70,149,063)

Net cash provided by financing activities	138,598,251	72,374,980

Net increase/(decrease) in cash	73,335,605	(119,919,322)
Cash at beginning of period	9,208,862	152,903,692

Cash at end of period	$82,544,467	$32,984,370

Commercial and strategic management of the Company's fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City. The technical management of the fleet is provided by unaffiliated third party technical managers. In the third quarter of 2009, the Company set up its own in-house vessel management company, in order to establish a vessel management bench-mark with its external technical managers.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of September 30, 2009:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal (2)	2004	55,362	September 2010 to November 2010	$16,250
Condor	2001	50,296	May 2010 to July 2010	$22,000
Falcon	2001	51,268	April 2010 to June 2010	$39,500
Griffon	1995	46,635	February 2010 to May 2010	$9,500
Harrier	2001	50,296	April 2010 to June 2010	$13,500
Hawk I	2001	50,296	May 2010 to August 2010	$13,000
Heron (3)	2001	52,827	January 2011 to May 2011	$26,375
Jaeger (4)	2004	52,248	October 2009 to January 2010	$10,100
Kestrel I	2004	50,326	March 2010 to July 2010	$11,500
Kite (5)	1997	47,195	September 2009 to January 2010	$9,500
Merlin (6)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I	2002	50,206	October 2009 to December 2009	$25,000
Peregrine (7)	2001	50,913	January 2010 Jan 2010 to Jan 2011/Mar 2011	$8,500 $10,500 (with Index share)
Sparrow (8)	2000	48,225	February 2010 to May 2010	$10,000
Tern	2003	50,200	December 2009 to March 2010	$8,500
Shrike	2003	53,343	May 2010 to August 2010	$25,600
Skua (9)	2003	53,350	September 2010 to November 2010	Index
Kittiwake (10)	2002	53,146	June 2010 to September 2010	Index
Goldeneye (11)	2002	52,421	May 2010 to July 2010	Index
Wren (12)	2008	53,349	February 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)
Redwing (13)	2007	53,411	August 2010 to October 2010	Index
Woodstar (14)	2008	53,390	January 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with profit share)
Crowned Eagle	2008	55,940	September 2009 to December 2009	$16,000
Crested Eagle (15)	2009	55,989	December 2009 to March 2010	$10,500
Stellar Eagle	2009	55,989	February 2010 to May 2010	$12,000

(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.
(2)	Upon conclusion of the previous charter in September 2009, the CARDINAL commenced a new one year charter at $16,250 per day.
(3)	The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.
(4)	In December 2008, the JAEGER commenced a charter for one year at an average daily rate of approximately $10,100 based on a charter rate of $5,000 per day for the first 50 days and $11,000 per day for the balance of the year. Revenue recognition is based on an average daily rate of $10,100.
(5)	In March 2009, the charterer of the KITE paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $21,000 and a new rate of $9,500 per day. This amount has been recorded in Deferred Revenue in the Company's financial statements and is has being recognized into revenue ratably until September 2009.

(6)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(7)
The charterer of the PEREGRINE has exercised the option to extend the charter period by 11 to 13 months. The rate for the option period is index based with a minimum daily time charter rate of $10,500 and a profit share which is equal to 50% of the difference between the base rate and the average of the trailing Baltic Supramax Index for each 30 day hire period.

(8)
In March 2009, the charterer of the SPARROW paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $34,500 and a new rate of $10,000 per day. This amount has been recorded in Deferred Revenue in the Company's financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $34,500 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(9)
Upon conclusion of the previous time charter in August 2009, the SKUA commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(10)
Upon conclusion of the previous time charter, in July 2009, the KITTIWAKE performed a short term charter at $18,000 per day and then entered into another short term time charter at $25,000 per day. Subsequently, in October 2009, the KITTIWAKE will enter into an index based charter for one year with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(11)
Upon conclusion of the previous time charter, in September 2009, the GOLDENEYE commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 50 days of the charter the index rate is $15,000 per day.

(12)
The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

(13)
Upon conclusion of the previous time charter in August 2009, the REDWING commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(14)
The WOODSTAR has entered into a long-term charter. The charter rate until January 2014 is $18,300 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,152.

(15)
The charterer of the CRESTED EAGLE has an option to extend the charter period by 11 to 13 months at a base time charter rate of $11,500 plus 50% of the difference between the base rate and the BSI time charter average (provided the BSI TC average is greater than the base rate). The profit share to be calculated each month is based on the trailing BSI TC average for the month.

The following table, as of September 30, 2009, represents certain information about the Company's newbuilding vessels being constructed and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Bittern (4)	58,000	Oct 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	2009Q4	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Thrasher	53,100	2009Q4	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	2010Q1	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	2010Q1	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Egret (5)	58,000	2010Q1	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	2010Q1	Charter Free	—	—
Imperial Eagle	56,000	2010Q1	Charter Free	—	—
Gannet (5)	58,000	2010Q2	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Grebe(5)	58,000	2010Q2	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (5)	58,000	2010Q2	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	2010Q2	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	2010Q3	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	2010Q3	Dec 2016 to Dec 2017	$18,400	—
Thrush	53,100	2010Q4	Charter Free	—	—
Nighthawk	58,000	2011Q1	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	2011Q3	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	2011Q3	Feb 2018 to Feb 2019	$18,400	—
Petrel (5)	58,000	2011Q4	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (5)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (5)	58,000	2011Q4	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (5)	58,000	2011Q4	Sep 2014 to Jan 2015	$17,650	50% over $20,000

CONVERTED INTO OPTIONS
Snipe (7)	58,000	2012Q1	Charter Free	—	—
Swift (7)	58,000	2012Q1	Charter Free	—	—
Raptor (7)	58,000	2012Q2	Charter Free	—	—
Saker (7)	58,000	2012Q2	Charter Free	—	—
Besra (6,7)	58,000	2011Q4	Charter Free	—	—
Cernicalo (6,7)	58,000	2011Q1	Charter Free	—	—
Fulmar (6,7)	58,000	2011Q3	Charter Free	—	—
Goshawk (6,7)	58,000	2011Q4	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The BITTERN was delivered in October 2009.
(5)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(6)	Options for construction declared on December 27, 2007.
(7)	Firm contracts converted to options in December 2008.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, November 5th, 2009, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-573-4840 in the U.S., or 617-224-4326 outside of the U.S., and reference participant code 19856539. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until November 12th, 2009. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 96143049.

About Eagle Bulk Shipping Inc.

EagleBulk Shipping, Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com
Contact:
Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.
SK 25083 0001 1044259